Exhibit 10.6

Patent License Agreement

This Patent License Agreement (“Agreement”) is entered into as of October 1, 2012, by and between OptionTech, LLC, a Texas limited liability company having its principal place of business in Dallas, Texas hereinafter referred to as “Licensor,” and NCM Financial, LLC having its principal place of business in Dallas, Texas, hereinafter referred to as “Licensee.” Sometimes Licensor and Licensee may be referred herein as “Parties.”

RECITALS

WHEREAS, Licensor owns the following United States Patent Application Number 11/676,552, with patent number 8,285,627 to be issued on October 9, 2012;

WHEREAS, Licensee is desirous of acquiring an exclusive, world-wide right and license, to make, have made, use and sell, in the financial research and trading industry only, the subject matter covered by the claims of said Patent and Licensor is willing to grant such a license upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, terms and conditions hereinafter expressed, the parties hereto hereby agree as follows:

I. DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1 “Patent” or “Patents” means United States Patent No. 8,285,627, along with all foreign counterparts, divisions, continuations and reissues thereof.

1.2 “Licensed Products” means any and all products or systems in the financial research and trading industry which are covered by, or are produced using a process or utilize a method covered by, or constitute a method of use covered by, the claims of the Patent.

1.3 “Commencement Date” shall be the date first above written.

1.4 “Field Of Use” means any use that is involved with, related to, or otherwise connected with the financial research and trading industry.

II. LICENSE GRANT

2.1 Licensor hereby grants to Licensee the exclusive, world-wide right and license to make, have made, use and sell Licensed Products in the Field Of Use. Licensee may sublicense such right and license to Licensee’s customers and to users of Licensee’s and its customer’s products; provided Licensee remains responsible for payment of the royalty due under Section 3.1 below. Licensee shall not be deemed to have granted a sublicense unless the same is in writing and references this Agreement.

III. ROYALTIES

3.1 Licensee agrees to pay Licensor during the term of this Agreement a royalty of One U.S. Dollar ($1.00) per month for each subscriber to which Licensee has sold a Licensed Product.

3.2 For the purpose of this Article III, a Licensed Product will be considered sold or used when Licensee has billed the subscriber therefor. Royalties paid on Licensed Products, which are not accepted or are returned by the purchaser within sixty (60) days of delivery shall be credited to Licensee.

3.3 Licensee’s obligation to pay royalties hereunder shall cease upon the earlier of (i) the expiration of the Patents or (ii) the termination of this Agreement. The Patents shall be deemed to have expired upon the non-payment of the maintenance fee, upon the judgment of invalidity or unpatentability by a court or administrative agency of competent jurisdiction from which no appeal is taken or can be taken or upon expiration of the term of the Patents.

3.4 At the time Licensee delivers the accounting statement required by Section 8.1 below, Licensee shall simultaneously pay to Licensor a sum equal to the aggregate payment due based on the information contained in such accounting statement and consistent with this Agreement.

IV. INFRINGEMENT CLAIMS

Licensor shall, at its election and expense, have the right, but not the obligation, to prosecute any and all claims against third parties for infringement of the Patent. Licensor shall also have the right, but not the obligation, to defend any and all claims against the validity of the Patent by third parties. If Licensor finds it necessary or desirable, it may join the Licensee as a party in any suit or proceeding against third parties alleging infringement of the Patent. Should Licensor elect not to prosecute or defend or not to continue to prosecute or defend any claim, action or proceeding described above, it shall promptly give notice thereof to the Licensee and the Licensee shall have the right, at its own expense, to prosecute or defend or continue the prosecution or defense of such claim, action or proceeding.

V. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR

5.1 Licensor represents and warrants to Licensee that Licensor is the sole owner of the Patent, free and clear of all liens and encumbrances, and has the full power and authority to grant the license provided for in this Agreement.

5.2 Licensor represents and warrants that the license granted to Licensee hereunder does not and will not conflict with or violate the terms of any agreement between Licensor and any third party.

5.3 To the knowledge of Licensor, the Patent does not conflict with or infringe upon the property rights of any other person, and no person has asserted any such conflict or infringement.

5.4 Nothing contained in this Agreement shall be construed as a representation or warranty by Licensor as to the validity or scope of the Patent.

VI. TERM

The term of this Agreement shall commence on the Commencement Date and shall end on the expiration date of the Patent, unless terminated sooner pursuant to Article VII below.

VII. DEFAULT AND TERMINATION

Licensee will be deemed to be in default hereunder if (i) Licensee fails to pay any sum due and payable hereunder within thirty (30) days after notice from Licensor that the same has become due and payable, (ii) Licensee breaches any material covenant made by it hereunder and fails to remedy such breach within thirty (30) days after notice thereof from Licensor, or (iii) Licensee fails to render an accounting statement and payment for all royalties due within one hundred twenty (120) days of the end of each calendar year (which failure is not cured within thirty (30) days after notice of such failure from Licensor). In the event of Licensee’s default hereunder, Licensor may terminate this Agreement by giving Licensee written notice of termination.

VIII. ACCOUNTING

8.1 Licensee agrees to keep regular books of account and to render a statement within thirty (30) days of each calendar quarter during the Term of this Agreement setting forth the number of Licensed Products sold, and the royalty due thereon, and shall accompany each such statement with a remittance covering the royalty due. Such books of account shall be open at reasonable business hours for inspection by Licensor or its duly authorized representative. In the event of any dispute as to royalty due for any given period, Licensor will have the right to have the books of Licensee examined by his own accountant. Any dispute regarding the royalty due Licensor that cannot be amicably resolved between the parties will be handled in accordance with the dispute resolution procedures in Article XII.

8.2 The accountants then regularly employed by the Licensor shall audit the number of Licensed Products sold, which audit shall be delivered to Licensor together with the Licensee’s written statement. The parties agree that for purposes of the audit the accountants shall only count the number of sublicenses granted in writing by Licensee pursuant to this Agreement.

IX. INVENTION ASSIGNMENTS

9.1 Assignment of Inventions. Licensee agrees it will hold in a fiduciary capacity and will promptly disclose and assign to Licensor all ideas, discoveries, processes, formulas, devices, inventions, intellectual property and improvements to the Patent (the “Inventions”) coming within the scope of Licensor’s business or relating to any experimental or hypothetical-based work carried on by Licensor or any problems specifically assigned to Licensee during the term of this Agreement, whether conceived by it alone or with others and whether or not conceived during regular working hours. The Inventions and all notes, records and data on the Inventions will be the sole and exclusive property of Licensor. Licensee further agrees to, at any time, but at the expense of Licensor, promptly execute all documents and to do all other acts Licensor deems necessary to assist Licensor:

(a)	in applying for, obtaining, maintaining and renewing trademarks, servicemarks or letters of patent of the United States and/or other countries (“Applications”) for any of the Inventions;

(b)	in assigning, conveying and securing to Licensor or its nominees sole and exclusive right, title and interest in and to any of the Inventions and Applications; and

(c)	in conducting any proceeding or litigation with regard to any of the Inventions and Applications.

Termination of engagement will not release Licensee from any obligations contained in this Article; provided, however, performance of such obligations will be in a manner not unreasonably interfering with Licensee’s employment, engagement or business at the time. Licensee will not be entitled to any additional compensation for the services required by this Article, but will be reimbursed for its reasonable expenses.

9.2 Confidentiality of Inventions. Licensee agrees it will not, directly or indirectly, except as expressly authorized in writing by Licensor, disclose, publish or otherwise reveal, use, file or patent, either during or subsequent to its term of engagement hereunder, any secret or confidential information, data or knowledge of Licensor, including but not limited to trademarks, servicemarks, secret processes and any Inventions of Licensor or those of an affiliated company not generally known, whether acquired or developed by Licensee in the course of or by reason of such engagement or obtained from other confidential employees or Licensees of Licensor or any affiliated companies with whom Licensor has confidential relations.

X. INDEMNITY

Licensee agrees to indemnify and hold harmless the Licensor from and against any product liability and patent infringement claims that may be asserted against Licensor based upon or arising out of Licensee’s manufacture or sale of Licensed Products.

XI. RIGHT OF ASSIGNMENT

Licensee may not assign its rights and duties under this Agreement without the written consent of Licensor.

XII. Dispute Resolution

12.1 In General. All disputes between Licensee and Licensor not resolved through internal problem resolution policies, if any then exist, regarding engagement-related matters where the claim is for money damages in excess of Twenty-Five Thousand and No/100 U.S. Dollars ($25,000.00) will be resolved solely through binding resolution by a neutral third party, as set forth in and subject to the Texas Government Code section 24.004 (individually, a “Decision-Maker,” and collectively, the “Decision-Makers”). This is an essential element of Licensee’s engagement relationship and is a condition of Licensee’s engagement with Licensor. This Article will be interpreted, construed, governed and enforced in accordance with the laws of the State of Texas.

12.2 Notice of Dispute. Either Licensee or Licensor may commence this dispute resolution proceeding by giving written notice to the other party stating the dispute resolution process is being commenced, the specific facts which give rise to the dispute, the legal basis, if any, which the notifying party is invoking to support some claim for damages or relief, the relief that the notifying party is seeking and a correct address, phone number and, if available, facsimile number and email address at which the notifying party can be reached (“Notice”). The notifying party will file a petition in the applicable district court, or other court of original jurisdiction (the “Court”). Upon receipt of a Notice commencing the dispute resolution process, the receiving party will have a period of fifteen (15) days in which to serve the notifying party with a written response to the Notice commencing the dispute resolution process, stating the specific facts asserted as a defense to the facts set forth in the Notice and stating any facts the receiving party asserts support a counter-claim, if any, by the party receiving the Notice against the party sending the Notice.

12.3 Designation of Decision-Makers. Within thirty (30) days of the commencement of the dispute resolution process, Licensor will give to Licensee a statement designating the name and address of a person who Licensor will accept as the Decision-Maker for the dispute. Within the same period of time, Licensee will give to Licensor a statement designating the name and address of a person Licensee will accept as the Decision-Maker for the dispute. Within ten (10) days, the individual designated by Licensor and the individual designated by Licensee will then choose a third person. The three individuals will then act as the Decision-Makers for this dispute. Each designated Decision-Maker is required to disclose to all parties within ten (10) days from the date the third Decision-Maker is chosen (i) their employment histories and (ii) any circumstances potentially precluding him or her from rendering an objective and impartial determination. At such time, either Licensee or Licensor may challenge any Decision-Maker for cause. The unchallenged Decision-Maker(s) will determine the merits of the “for cause” challenge. In such case, the party originally choosing the stricken Decision-Maker will choose another, with such new Decision-Maker to be reviewed pursuant to the foregoing procedures on an expedited basis in order to facilitate a timely hearing. The hearing by Decision-Makers will be held within ten (10) days from the date all Decision-Makers have been challenged (if necessary), decided upon and determined to be appropriate for the hearing. Shown below is a recapitulation of the dispute resolution process timeline described above:

Event	Timing
Notice of Commencement of Dispute Resolution Procedure	Notice day
Written response from non-noticed party	15 days from Notice
Designation of Decision-Makers by Licensor and Licensee	30 days from Notice
Third Decision-Maker Chosen	40 days from Notice
Hearing	60 days from Notice

In the event either party fails to adhere to the time schedule, the other party will have the right to petition the Court to compel compliance and recover its reasonable and necessary attorneys’ fees and costs for compelling compliance.

12.4 Hearing. The dispute resolution hearing will be conducted at a time and place designated by the Decision-Makers. The Decision-Makers will give each party at least thirty (30) days’ written notice of the time and place of the dispute resolution hearing. Either party may request one (1) continuance of the dispute resolution hearing for good cause shown to the Decision-Makers. The Decision-Makers will strictly follow the timeline set forth herein and the procedures mandated herein, except the Decision-Makers may delay the hearing for a period not to exceed thirty (30) days to accommodate the schedules of any party, unless the parties both agree to any extension beyond the thirty (30) days extension allowed at the discretion of the Decision-Makers.

Licensor will pay for fees and expenses charged by the Decision-Makers and costs for the facility at which the dispute resolution hearing is held. The Decision-Makers will assess all other costs and fees, including attorneys’ fees, as a part of the dispute resolution award.

The dispute resolution process, discovery and the hearing will be conducted in compliance with the Texas Rules of Civil Procedure and the Rules of Evidence. The Decision-Makers will enter his/her ruling in writing and will, upon request of either party, prepare and submit findings of fact and conclusions of law to both parties. An award or ruling by the Decision-Makers will be entered as a judgment of record in the judicial proceeding and will be fully subject to appeal as if it was tried in a district court or any other court of original jurisdiction.

12.5 WAIVER OF JURY TRIAL. LICENSEE and Licensor hereby WAIVE ALL RIGHTS TO A TRIAL BY JURY FOR MATTERS IN STATE OR FEDERAL COURT.

12.6 Amendment of Process. Licensor retains the right to amend or terminate this Article, in whole or in part, on ten (10) days’ written notice to Licensee. Any disputes asserted in writing prior to the amendment or termination of this Article will still be subject to resolution as set forth in this Article.

12.7 Acknowledgement of Process. Both Licensee and Licensor recognize and agree litigation is expensive and prolonged and both parties will benefit from the procedure in this Article. This Article will be broadly construed and enforced to favor the dispute resolution process as an efficient and effective way of resolving any disputes of Employee and Licensor. These procedures provide an efficient means for the prompt resolution of any dispute, allowing Licensee a prompt resolution to the dispute and minimal loss of earnings from missed workdays and Licensor a minimal disruption in its workforce and involvement of key management time in the process. Any provision of this Article determined to be unenforceable in any jurisdiction will not be read or construed to prohibit or exhaust the rights of either Licensee or Licensor to the right to alternative dispute resolution or waiver of the right to trial by jury.

XIII. MISCELLANEOUS

13.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument executed by all parties.

13.2 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts entered into and to be wholly performed within that state.

13.3 All notices hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or to such other address for a party as shall be specified by like notice):

If to Licensee:

NCM Financial, LLC

9726 Windham Drive

Dallas, Texas 75243

ATTN: Michael A. Noel, President

If to Licensor:

OptionTech, LLC

9726 Windham Drive

Dallas, Texas 75243

ATTN: Michael A. Noel, President

13.4 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

13.5 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LICENSOR: OPTIONTECH, LLC

Signature	Title	Date

/s/ Michael Noel	President	October 1, 2012
Michael Noel

LICENSEE: NCM FINANCIAL, LLC

Signature	Title	Date

/s/ Michael Noel	President	October 1, 2012
Michael Noel